Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of American Realty Capital Properties, Inc. of our reports dated March 24, 2011, with respect to the consolidated financial statements of ARC Income Properties, LLC and subsidiaries, March 24, 2011, with respect to the consolidated financial statements of ARC Income Properties III, LLC and subsidiary, and March 21, 2011, with respect to the financial statements of American Realty Capital Properties, Inc., appearing in the Registration Statement on Form S-11 (No. 333-172205) of American Realty Capital Properties, Inc.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

September 6, 2011